Exhibit 99.1
Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF KRISTEN M. LUDGATE TO BOARD OF DIRECTORS AND DECLARES QUARTERLY DISTRIBUTION

Boston, Massachusetts — September 18, 2026 — American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Kristen M. Ludgate as a director.

Ms. Ludgate most recently served as Chief People Officer of HP Inc., a global technology company, from 2021 to 2025, where she led culture, talent and organizational strategies to accelerate the company's transformation and worked closely with HP's chief executive officer and board of directors on succession, compensation and corporate strategy. Prior to HP, Ms. Ludgate spent over 15 years at 3M Company, where she held two c-suite roles, as Executive Vice President and Chief Human Resources Officer and as Senior Vice President, Communications and Enterprise Services, as well as executive leadership roles in Legal, Compliance and Human Resources.

Ms. Ludgate has extensive experience in governance, risk management, talent strategy and enterprise transformation, advising chief executive officers and boards of directors on strategic and operational matters. Ms. Ludgate currently serves on the board of directors of Associated Banc-Corp (Associated Bank), where she chairs the Compensation and Benefits committee, and previously served on the board of directors of OpenText Corporation.

“We are pleased to welcome Kristen to our Board of Directors,” said Steve Vondran, President and Chief Executive Officer of American Tower. “Kristen’s decades of experience advising global organizations on governance, strategy, talent and transformation, combined with her extensive public company board experience, make her a strong fit with our Core Principles. Her broad and relevant background will provide valuable insight as we continue to advance our long-term growth strategy and deliver durable value for our shareholders.”

In addition, the Company's Board of Directors has declared a quarterly cash distribution of $1.79 per share on shares of the Company’s common stock. The distribution is payable on October 20, 2026 to the stockholders of record at the close of business on September 30, 2026.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 148,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the

Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
###